BETWEEN

METALS & ARSENIC REMOVAL TECHNOLOGY, INC.

A N D

Advanced Water Recycle Inc.

JOINT VENTURE AGREEMENT

THIS AGREEMENT is made this  3 day of April 2006

BETWEEN
METALS & ARSENIC REMOVAL TECHNOLOGY, INC. (MARTI) a duly incorporated company whose registered address is 2503 reliance Ave. Apex, 27539 North Carolina, United States of America represented herein by George A. Moore III in his capacity as President and Chief Executive Officer of MARTI, INC., he by his signature warranting that he is duly authorised;

A N D
Advanced Water Recycle Inc a duly incorporated company whose registered office is at 2501 Reliance Ave., Apex, NC 27539 (hereinafter collectively and jointly and severally referred to as “AWR”) represented herein by Dennis Mast in his capacity as the duly authorised agent of the AWR Inc, he by his signature warranting that he is duly authorised.

WHEREAS:

1.
The parties each have a desire to team together and use the dual experience in Water treatment, and development to produce systems using the patented ARTI-64 product, and other technologies related to water treatment.

2.	The parties wish to utilize their expertise and intellectual property rights to develop, marker, and operate water treatment recycle systems for market.

3.
Both the MARTI Inc and AWR have intellectual property rights with or related to the provision of water treatment systems, in the case of MARTI being in particular its water treatment media and equipment in the case of the AWRI its production and management capabilities.

IT IS AGREED as follows:

1.	INTERPRETATIONS AND DEFINITIONS

1.1	In this agreement the following terms shall, unless the context otherwise admits or requires, have the following meanings:

“Business” means the development of systems or materials utilizing the expertise and intellectual property rights of the MARTI and AWRI collectively.

“Joint Venture” means the separate trading operation and activities of the parties as joint venturers and the establishment and promotion of the joint venture in terms of this agreement and “Joint Venturers” means the parties conducting the joint venture.

“Management Committee” means the management committee established in accordance with clause 3.

“Parties” means the MARTI Group and AWRI Group and any other person who, pursuant to the terms and conditions of this agreement may become a party to the joint venture or otherwise bound by the terms of this agreement.

“Representative” means an actual person appointed as the representative of a joint venturer pursuant to clause 3.1(a) and includes alternative representative.

1.2	In this agreement reference to the plural includes reference to the singular and vice versa.

1.3
In this agreement reference to any statutory provision shall include any statutory provision which amends or replaces it and any subordinate legislation made under it. Headings inserted in this agreement are for convenience of reference only and do not effect the interpretation of this agreement.

2.	ESTABLISHMENT OF JOINT VENTURE

2.1	This agreement shall commence on April 3, 2006 and shall terminate in accordance with clause 12.

2.2	The joint venturers hereby establish a joint venture in accordance with the provisions of this agreement for the purpose of pursuing the business.

2.3	Upon or as soon as possible after the commencement date:

(a)	MARTI shall provide:

(i)	Metal & Arsenic Removal Technology, Inc. (“MARTI”) raw materials relater to the production of ARTI-64.

(ii)	Equipment needed to treat water with ARTI-64

(ii)	Instructions and literature related to Treatment.

(iii)	On-site assistance for start-ups.

(iv)	Access to the MARTI advisory board and Board members

(v)	Access to MARTI staff.

(vi)	Aid in design of systems

(b)	AWRI will provide:

(i)	Expertise in water treatment;

(ii)	Connection to market;

(iii)	Long term operation of system:
(iv)	Design of full systems
(v)	Oversee construction of systems
(vi)	Aid in grant development
(vii)	Engineering services

2.4
The joint venture shall operate as from the commencement date and the joint venturers shall conduct themselves in relation to the joint venture and this agreement for the maximum commercial advantage of the joint venture and the joint venturers consistent with prudent commercial practice and the laws of the USA to the extent relevant.

3.	MANAGEMENT COMMITTEE

3.1
The day-to-day management of the joint venture and policy matters of the joint venture shall be conducted by a management committee which shall consist of one representative appointed in writing by each of the joint venturers in respect of which the following shall apply:

(a)	Each joint venturer shall duly appoint and maintain the appointment of one representative.

(b)	Any joint venturer may at any time appoint one person to act as an alternative to its representative at any meeting or meetings and may at any time cancel the appointment.

(c)	Each joint venturer may cancel the appointment of its representative provided that such notice appoints another representative in his stead.

(d)	Every such appointment or cancellation or reappointment shall be by notice in writing to the other joint venturer.

(e)	It shall be the responsibility of each joint venturer to appoint and maintain valid appointments of its representative and any alternates.

3.2	Any joint venturer and any representative may, at any time, by notice in writing to the other joint venturer given pursuant to clause 3.5 summon a meeting of the management committee.

3.3
The joint venturers shall ensure that the management committee meets, either in person, or by video or telephone link, or by such other technological means as the parties may from time to time stipulate, at least every month.

3.4	All meetings of representatives shall, unless otherwise agreed by the joint venturers, be held at such reasonable place in North Carolina, the USA as the joint venturer calling the meeting chooses.

3.5
Not less than 14 days prior written notice shall be given to each joint venturer of all meetings of the management committee specifying the general nature of the business to be transacted thereat, and unless otherwise agreed unanimously by the representatives of the joint venturer present thereat, no business other than that specified shall be transacted at the relevant meeting.

3.6	The quorum for meetings shall be one representative appointed by each joint venturer.

3.7
If within half an hour from the time appointed for a meeting of the management committee a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for such adjourned meeting, the representative then present shall be deemed to be a quorum.

4.	POWERS OF THE MANAGEMENT COMMITTEE

4.1	A meeting of the management committee at which a quorum is present shall be empowered to exercise the functions of the joint venturers under this agreement, except for the following purposes:

(a)	Agreeing to terminate this agreement and the joint venture; or

(b)	modifying or amending the provisions of this agreement;

when the written agreement of the joint venturers shall be required. Subject to the aforegoing provisions of this clause, decisions of the representatives shall be binding on the joint venturers.

4.2	Except where it is expressly provided in this agreement to the contrary, decisions taken by the representatives in relation to the joint venture shall be unanimous.

4.3
The members of the management committee may if they so desire nominate one of their members to be the chairperson of all meetings of representatives. The chairperson shall not be entitled to any casting vote.

4.4
Minutes, and a tape record of the proceedings at meetings of representatives shall be kept and copies thereof circulated within 30 days after such meeting to joint venturers for review, comment and such action as may be required.

4.5
Notwithstanding anything to the contrary herein contained, a motion, proposal or any other matter approved in writing (including by facsimile, telex, telegram or e-mail) by all the joint venturers entitled to be represented at meetings of representatives and directed to the other joint venturer, shall be binding and be given effect to as if it were duly passed at a meeting of representatives.

5.	FINANCIAL

Cost will be divided 50/50 on the MARTI product line and other components will not come from the MARTI budget unless set out in this document.

6.	SPECIAL VOTING ARRANGEMENTS

6.1
The joint venturers agree that, notwithstanding anything contained in this agreement, no decision of the management committee shall be made in respect of any of the matters referred to in clause 6.2 unless supported by each of the controlling bodies of the joint venturers themselves. The joint venturers agree that any resolution passed or decisions made in contravention of this clause shall be immediately rescinded.

6.2	The matters which are subject to the provisions of clause 6.1 are:

(a)	the consolidation or amalgamation of the joint venture with any other company, association, partnership or legal entity;

(b)	any significant new undertaking or activity by the joint venture outside the business described;

(c)	the approval of annual capital and operating budgets of the joint venture or any significant variation thereof;

(d)	dismissal of the manager or the variation to any material extent of the terms and conditions of the appointment of the manager;

(e)	the appointment or removal of the auditors of the joint venture;

(f)	any significant change in the method of funding the operations of the joint venture;

(g)	the accounting procedures or policies of the joint venture.

7.	ANCILLARY AGREEMENTS

The joint venturers agree that there are no ancillary agreements entered into which are in conflict with the terms of this Joint Venture Agreement.

8.	AUDIT AND INSPECTION RIGHTS

8.1
Either joint venturer may at any time require any aspect or aspects of the financial, legal, technical or operational affairs of the joint venture to be the subject of a special enquiry or audit by a person or persons nominated by such joint venturer. Any such special enquiry or audit shall be conducted on the following basis:

(a)	The costs of and in connection with such special enquiry or audit shall be borne by the joint venturer initiating the same.

(b)
The joint venturer initiating such audit or enquiry shall be responsible to ensure that such enquiry or audit is conducted in such manner as results in as little disruption of and interference with the management of the joint venture as is reasonably practical and that all information relating to the joint venture and the business is kept confidential.

(c)
The joint venturers shall ensure that the joint venture and its employees, agents and contractors make available to the person or persons conducting such audit or enquiry all books, documents, records and such other information as is reasonably required by such person or persons for the purpose of conducting such audit or enquiry.

(d)	The results of any audit or enquiry undertaken as afore-said shall promptly be made known to both joint venturers.

9.	CONFIDENTIALITY AND KNOW-HOW

9.1
All know-how and other information relating to the joint venture and the business shall be kept confidential and shall be the sole property of the joint venture and shall not be disclosed by any joint venturer to any party other than in the normal course of business of the joint venture.

9.2
The provisions of clause 9.1 shall continue to bind both joint venturers notwithstanding the termination of the joint venture and such restriction shall apply until a date one year after the date of termination.

9.3
All know-how, client contracts, client contacts, goodwill, trademarks, other intellectual property, the name of the joint venture itself and any other trade name used by the joint venture and all other intellectual property relating to the business shall belong to the joint venture and shall not be used or employed by any of the joint venturers except in accordance with this agreement. At the termination of this agreement, all such items introduced by one of the joint venturers shall however return to and again vest in the party introducing same.

10.	ENCUMBRANCE OF INTEREST IN THE JOINT VENTURE

No joint venturer shall pledge, charge or encumber or cause to be pledged, charged or encumbered its interest in the joint venture or any part of the assets of the joint venture without the consent in writing of the other joint venturer.

11.	NEGATION OF PARTNERSHIP, AGENCY, SEVERAL LIABILITY

11.1
Nothing contained in this agreement or in the conduct of the joint venture by the parties shall be deemed to constitute any joint venturer the partner of any other party, or, except as otherwise herein expressly provided, to constitute any party as the agent or legal representative of the other. No party shall have any authority to act or assume any liability or obligation on behalf of the other parties, except as expressly provided in this agreement.

11.2	Any agreement or obligation expressed in this agreement to be by or upon the joint venturers shall be deemed to be an agreement by or obligation upon each of them severally.

12.	TERMINATION

12.1
If any statutory, regulatory body or authority or any international aid organization or government of any of the countries in which the parties propose operating the joint venture, should require directly or indirectly any alteration or modification to any term of this joint venture agreement or to the funding arrangements of the joint venture in either case in a manner which is significantly adverse to either joint venturer, then such joint venturer may forthwith give notice to terminate this agreement and the joint venturer giving such notice shall incur no liability to the other joint venturer for any default or breach arising from the exercise of the right under this clause 12.1.

12.2	Any joint venturer may give a notice of cancellation of this agreement in the event that any one or more members of the other joint venturer:

(a)	is declared insolvent or bankrupt or has a receiver or receiver manager of its affairs appointed;

(b)	has all or any substantial part of its capital or assets appropriated by any government authority;

(c)	is removed or liquidated except in consequences of a solvent reconstruction;

(d)	is in default under this agreement and such default has not been rectified within 21 days following a notice to the defaulting joint venturer specifying the default.

12.3
Notwithstanding that there may be no breach or default by either joint venturer, if a Fundamental Disagreement as to a major matter occurs then either joint venturer may give a notice to the other canceling this agreement on 60 days notice and such notice shall incur no liability to the other joint venturer for any default or breach arising from the exercise of the right under this clause.

12.4	A fundamental disagreement as to a major matter includes any of the following disagreements namely:

(a)	a disagreement as to the need to increase the funding of the joint venture by either party or as to the method by which such funding shall be made;

(b)	a disagreement as to the admission of additional parties to the joint venture;

(c)	a disagreement as to the making of a distribution or the dividend policy;

(d)	a disagreement as to the directions or expansion of the venture;

(e)	a disagreement as to the sale or other disposition of the venture or part of the business of the venture;

(f)	a disagreement as to the appointment of the manager or the termination of the services of the manager;

(g)
a disagreement as to any substantial matter which can be calculated to cause permanent injury to the joint venture as a going concern and where the disagreement of the joint venturers is threatening the failure of the viability of the joint venture.

13.	COSTS

In the first instance the costs of each joint venturer in settling the terms and conditions of this agreement are borne and paid for by each party to their own legal advisers. However as between the parties themselves the joint venture shall bear the costs of establishing this joint venture including the legal, accounting and all other out-of-pocket disbursements incurred by the parties in connection with this agreement. As against any legal advisers, accountants or other nominated officials of the joint venture the joint venture partners bind themselves jointly and severally for the settlement of amounts due to such parties.

14.	GOVERNING LAW

This agreement shall be governed by and interpreted according to the laws of North Carolina and each party irrevocably submits itself to the jurisdiction of the NC courts in respect of any proceedings arising out of or relating to this agreement or the joint venture itself.

15.	NO WAIVER

15.1
No failure or delay on the part of either joint venturer in exercising any power or right under this Agreement shall operate as a waiver, nor shall any single or partial exercise of such right or power preclude any other or future exercise of the same, or any other right or power under this agreement.

15.2
No waiver by either party of any provisions of this agreement shall be binding unless made expressly and confirmed in writing. Further, any such waiver shall relate only to such matter, non-compliance or breach as is expressly stipulated and shall not apply to any subsequent or other matter, non-compliance or breach.

16.	ASSIGNMENT

This Agreement and the rights and obligations hereunder are personal to the joint venture partners and such rights shall not be assignable.

17.	NOTICES

17.1
All notices or other communications to be given under this agreement shall be given at the recipients last known place of address (or such other address within NC as that party may have specified in writing) and shall be deemed to have been given or made:

(a)	in the case of a communication by letter, on the third day after being posted by mail directly addressed and stamped;

(b)	if given by hand, on personal delivery to the recipient or to such address;

(c)
in the case of a communication by facsimile, when transmitted with no indication of incomplete transmission to the recipient’s last known facsimile number. In the case of a notice by facsimile the facsimile communication shall forthwith be followed by the posting or delivery of an original notice;

(d)
in the case of an e-mail communication, when transmitted with no indication of incomplete transmission to the recipient’s last known e-mail address. In the case of notice by e-mail the e-mail communication shall forthwith be followed by the posting or delivery of an original notice.

17.2	The notified addresses and facsimile numbers and e-mails of the parties are as follows:

(a)	The MARTI Group

Post address:	2503 Reliance Ave,

Apex, NC 27539

Facsimile address:	919-772-1220

Telephone number:	Office: 919-772-9925 / Cell phone: 919-889-8458

E-mail address:	gmoore@martiwater.com

Advanced Water Recycle Inc (HydroFlo Inc portfolio company)

Post address:	2501 Reliance ave

Apex NC 27539

Facsimile address:	919-355-1220

Telephone number:	919-355-1201

E-mail address:	dmast@hydroflo.cc

17.3	Any party may change its notified addresses and other details as set out in 17.2 above by notice in writing served on the other party.

18.	VARIATION

No modification, alteration of or addition to this agreement shall be binding on the parties unless in writing and signed or acknowledged by each of the parties.

19.	PUBLICITY

All public statements regarding the activities of the joint venture shall be authorzised by the joint venturers unanimously.

20.	FORCE MAJEURE

No failure or omission by any party to carry out or observe any of the terms or conditions of this agreement, including the obligation to pay money, shall, except as herein expressly provided to the contrary, give rise to any claim against the party in question or be deemed a breach of this agreement, if such failure or omission arises from any cause reasonably beyond the control of such party.

21.	FURTHER ASSURANCES

21.1	The parties shall execute and deliver all documents and do all things necessary for the proper and complete performance of their respective obligations under this agreement.

21.2	Each of the parties agrees to execute such further documents and do such further things within its power as may reasonably be necessary from time to time to give effect to the terms of this agreement.

22.	GOOD FAITH

On entering into this agreement the parties recognize that it is impractical to make provision for every contingency that may arise in the course of the performance of the parties’ obligations under this agreement. Accordingly the parties declare their intention that this agreement shall operate between them with fairness and without detriment to the interests of any of them, and if in the course of the performance of this agreement unfairness to any party is disclosed or anticipated then the parties shall use their best endeavours to agree upon such action as may be necessary and equitable to remove the cause of the unfairness. The joint venturers undertake to conduct the joint venture and their relations with one another in good faith and at all times in the best interests of the joint venture.

23.	RESTRICTION ON OTHER BUSINESS

23.1
No joint venturer shall, except with the consent of the other party, acquire or hold any interest, whether direct or indirect or have any involvement whatever in any business activity which competes or is likely to compete with the business of the joint venture.

23.2
Except as expressly provided above, nothing herein shall be deemed to restrict in any way the freedom of the joint venturers to conduct any other business activity whatsoever whether in USA or elsewhere.

24.	DISPUTE RESOLUTION

24.1
If there is a dispute between the parties arising out of or in connection with this agreement, or arising out of their respective rights and obligations under this agreement or in any way affecting the joint venture, neither of the parties is to commence any proceedings relating to that dispute until the following procedure has been completed with:

(a)	The party claiming a dispute has arisen must give written notice to the other party specifying the nature of the dispute.

(b)	The parties will endeavour, in good faith, to resolve the dispute referred to in the notice by using informal dispute resolution techniques.

(c)	If the parties do not agree on a dispute resolution technique within 14 days after the date notice of a dispute was given, the dispute is to be mediated according to the standard mediation.

(d)	Pending resolution of the dispute, this agreement will remain in full effect without prejudicing the parties respective rights and remedies.

(e)	If mediation is not successful in settling the dispute the dispute shall be referred to arbitration under the Arbitration Act 1996.

(f)
Pending resolution of the dispute, a party seeking urgent interlocutory relief may, by notice to the other party, elect not to comply with the provisions of this clause, but only to the extent of the relief sought, and only for the period required to dispose of the application for interlocutory relief.

25.	ENTIRE AGREEMENT

This agreement constitutes the sole understanding of the joint venturers with respect to the subject matter hereof, and supersedes all prior undertakings, written or oral which shall be of no further force or effect. No modification, alteration or waiver of the terms of this agreement shall be binding unless the same shall be in writing dated subsequent to the date of this agreement and duly executed by both the joint venturers.

IN WITNESS of which this agreement has been executed by:

MARTI	)	George A. Moore III
Who by his signature declares himself to be fully	)
authorised thereto, and in the presence of the	)
undersigned witness	)

AWRI	)	Dennis L. Mast
who by his signature declares himself to be fully	)
authorised thereto, and in the presence of the	)
undersigned witness	)